                      AMENDMENT TO ASSET PURCHASE AGREEMENT

         THIS AMENDMENT TO ASSET PURCHASE AGREEMENT ("Amendment") is entered into and is effective as of June 17, 1996, by and between LASERSIGHT INCORPORATED, a Delaware corporation ("Parent"), and JOHN W. NORRIS, M.D.
(the "Seller").

                                 R E C I T A L S

         WHEREAS, Parent, and the Seller entered into an Asset Purchase Agreement dated as of April 18, 1996 (the "Agreement");

         WHEREAS, Parent and the Seller desire to amend certain provisions of the Agreement as provided for herein.

         NOW, THEREFORE, the parties agree as follows:

         1. Section 3.1(a) of the Agreement shall be deleted and the following shall be inserted in its place:

          (a) Cash or Promissory Note. At the Closing Parent shall deliver to Seller Three Hundred Forty Thousand Dollars ($340,000.00) in cash or by a certified or official bank check payable to the order of Seller (the "Cash Payment") or a Promissory Note (the "Note") payable to Seller in the form of Exhibit A hereto in the principal amount of Three Hundred Forty Thousand Dollars ($340,000.00), as the parties may mutually agree.

         2. Section 5.1 of the Agreement shall be deleted and the following shall be inserted in its place:

          5.1 Closing Date. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place on the earlier of (i) July 15, 1996, (ii) if the conditions set forth in Section 6.2(n) of the EDS Merger Agreement (as defined herein) have been satisfied, on such earlier date as Parent and the Stockholders shall mutually agree, or (iii) on such other date as Parent and the Stockholders shall mutually agree, at the offices of Sonnenschein, Nath & Rosenthal, 1221 Avenue of the Americas, 24th Floor, New York, New York 10020, or at such other place as the parties shall agree, and shall be effective as of the Effective Time (the "Closing Date").

         3. The date "June 17, 1996" referenced in Section 9.1(d) of the Agreement shall be deleted and the date "July 15, 1996" shall be inserted in its place.

         4. The date "June 14, 1996" referenced in the first paragraph of Exhibit A to the Agreement shall be deleted and the date "September 13, 1996" shall be inserted in its place.

         5. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same amendment.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment to Asset Purchase Agreement as of the date and year first above written.

SELLER:                                   PARENT:

                                          LASERSIGHT INCORPORATED

    /s/John W. Norris                        /s/Michael R. Farris
By:---------------------------            By:------------------------------
   John W. Norris, M.D.                         Chief Executive Officer
                                          Its:-----------------------------